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                                                                    EXHIBIT 10.3

                           CONVERTIBLE PREFERRED UNIT
                                 AWARD AGREEMENT

     THIS CONVERTIBLE PREFERRED UNIT AWARD AGREEMENT dated as of March [ ], 2004 is entered into by and between Solo Cup Investment Corporation, a Delaware corporation (the "Company"), and [EXECUTIVE] (the "Executive"). Any capitalized terms that are used but not defined herein shall have the meaning ascribed to such terms in the Plan or in the Stockholders' Agreement, as the context may require.

                                    RECITALS

     WHEREAS, the Company has entered into the Convertible Participating Preferred Stock Purchase Agreement by and among the Company, Vestar Capital Partners IV, L.P., Vestar Cup Investment, LLC and Vestar Cup Investment II, LLC, dated February 27, 2004; and

     WHEREAS, the Solo Cup Company and the Executive have previously entered into an employment agreement, dated [ ], pursuant to which Solo Cup Company is obligated to maintain a deferred compensation account for the Executive (the "Prior Agreement"); and

     WHEREAS, the Company and the Executive have agreed to enter into a new employment agreement which will supercede the Prior Agreement in its entirety; and

     WHEREAS, the Company has adopted the Solo Cup Investment Corporation 2004 Management Investment and Incentive Plan (the "Plan"), the terms of which shall be deemed to be incorporated herein; and

     WHEREAS, the Company and the Executive agree that, as of the date hereof, the balance of the Executive's deferred compensation account shall be converted into a number of Convertible Preferred Units under the Plan (equal to the number of shares of Convertible Participating Preferred Stock that could have been purchased with such balance at a purchase price of $1,000.00 per share) and credited to the Executive's Account under the Plan;

     WHEREAS, the Company and the Executive agree that the value of the Executive's Account shall be paid to the Executive in accordance with the terms and conditions set forth in this Convertible Preferred Unit Award Agreement and in the Plan; and,

     WHEREAS, the Executive is a party to the Stockholders' Agreement and has agreed to be bound by its terms;

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     NOW, THEREFORE, the Company and Executive hereby agree as follows:

     1. COMPANY'S AGREEMENT. In consideration of the services to be rendered for the Company by the Executive, the Company hereby agrees that it shall pay to the Executive, as deferred compensation, the Executive's Plan Amount at the time, in the manner, and subject to the terms and conditions hereinafter set forth. The Executive's Account shall be credited with [ ] Convertible Preferred Units as of the date hereof.

     2. NATURE OF PLAN AMOUNT. The Company's agreement pursuant to Section 1 is solely a deferred obligation to distribute shares of Convertible Participating Preferred Stock to the Executive (together with any rights or amounts awarded or paid in connection with such deferred obligation) and confers upon the Executive no rights of ownership with respect to the Company's Convertible Participating Preferred Stock or other voting equity interests, except as expressly provided herein. Notwithstanding the foregoing, the Convertible Preferred Units (hereinafter, "CPUs") credited to the Executive's Account shall, on a one-for-one basis, entitle the Executive to participate in distributions, sales proceeds, redemption events, preferences and priorities and conversion rights to the same extent as the underlying Convertible Participating Preferred Shares, as provided by the Stockholders' Agreement and Certificate of Designations.

     3. FORM OF PAYMENT WITH RESPECT TO CONVERTIBLE PREFERRED UNITS. The payment of the Executive's Plan Amount shall be made in shares of Convertible Participating Preferred Stock equal to the number of CPUs credited to the Executive's Account immediately prior to the Distribution Date (as defined below). In the event that the Convertible Participating Preferred Stock of the Company is to be converted into the right to receive cash or marketable securities of another corporation or entity in connection with a transaction constituting a Liquidity Event, or is to be converted into Common Stock of the Company in connection with an IPO, each CPU held by the Executive shall also be converted into such right, without the intervening need to distribute the underlying Convertible Participating Preferred Stock to the Executive.

     4.  DISTRIBUTION EVENTS.

          (a) The Executive's Plan Amount shall promptly be distributed to the Executive by the Company (or any successor) upon the occurrence of a Liquidity Event, or as soon as practicable thereafter.

          (b) In the event that the Executive's employment is terminated for any reason prior to the occurrence of a Liquidity Event, the Executive shall be entitled to receive a distribution of the Executive's Plan Amount in (i) cash equal to the Fair Market Value of the CPUs credited to the Executive's Account (which shall be equal to the Fair Market Value of the same number of Convertible Participating Preferred Shares) on the date of such termination unless otherwise mutually agreed or (ii) a number of Convertible Participating Preferred Shares equal to the number of CPUs credited to the Executive's Account on the date of such termination, in the discretion of the Company. No dividend equivalents paid or accrued with respect to the Convertible Preferred Units credited to the

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Executive's Account shall be credited to the Executive during the period following his termination of employment with the Company.

          (c) In order to effectuate the intent of Section 2, the Executive and the Company further agree that the CPUs credited to the Executive's Account shall be distributed to him in the form of cash upon or coincident with any of the occurrences set forth in Sections 6(a), 6(b), 6(c), 6(d) and Section 6(f) of the Certificate of Designations in an amount calculated based upon the percentage of outstanding Convertible Participating Preferred Shares being redeemed pursuant to any of the foregoing subsections to Section 6 of the Certificate of Designations and the applicable redemption price. For purposes of this Convertible Preferred Unit Award Agreement, the date as of which the Executive becomes entitled to a distribution of the Convertible Participating Preferred Shares underlying the CPUs credited to his Account shall be referred to as the "Distribution Date". In order to effectuate the intent of Section 2, the Executive and the Company further agree that the CPUs credited to the Executive's Account shall be distributed to him in the same type and amount as would be distributed on account of the underlying Convertible Preferred Shares upon or coincident with a "Liquidation" (as such term is used in the Certificate of Designations).

          (d) In the event of Transfer by a Transferring VCP Stockholder or Transferring LLC Stockholder (each as defined pursuant to the Stockholders' Agreement) which gives rise to tag along rights pursuant to either Section 3.5(a) or Section 3.5(b) of the Stockholders' Agreement, the Executive shall receive a distribution of Convertible Participating Preferred Shares (or, if applicable, Common Stock) equal to the maximum number of Convertible Participating Preferred Shares (or, if applicable shares, of Common Stock) which Executive would be entitled to sell pursuant thereto in excess of the number of shares of Purchased Equity Shares (as defined in the Stockholders' Agreement) then owned by Executive.

          (e) In the event that pursuant to Section 3.1(b) of the Stockholders' Agreement the Executive is entitled to require SCC Holdings LLC to purchase any Equity Securities (as defined in the Stockholders' Agreement), the Executive shall receive a distribution of Convertible Participating Preferred Shares (or, if applicable, Common Stock) equal to the maximum number of Convertible Participating Preferred Shares (or, if applicable, shares of Common Stock) which Executive would be entitled to sell pursuant thereto in excess of the number of shares of Purchased Equity Shares then owned by Executive.

          (f) In the event that, pursuant to the Registration Rights Agreement (as defined in the Stockholders' Agreement), the Executive has the right to require that the Company include Common Stock held by such Executive in a registration statement filed in accordance therewith, the Executive shall receive a distribution of Convertible Participating Preferred Stock in the amount necessary to result in such Executive, upon conversion thereof, owning that number of shares of Common Stock permitted to be included in such registration statement pursuant to the Registration Rights Agreement.

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     5.  DIVIDEND EQUIVALENTS. The Executive shall be entitled to receive dividend equivalents with respect to each CPU credited to his Account with respect to any dividends that are paid or accrued or would be paid or accrued if the shares were then outstanding on shares of Convertible Participating Preferred Stock or any other securities underlying the Award to the extent set forth in this Section 5. If and when cash dividends are paid on the Convertible Participating Preferred Stock or any other securities which are then underlying the award, the Executive shall receive a current cash payment equal in amount to such cash dividend with respect to each CPU then credited to the Executive's Account. In the event that there are accrued and unpaid dividends at the time that the Convertible Participating Preferred Shares or any other securities are distributed to the Executive in respect of the CPUs credited to his Account, such Convertible Participating Preferred Shares or other securities shall be deemed to have accrued and unpaid dividends with respect thereto in the aggregate amount of such accrued and unpaid dividends. The Company will report any such dividend equivalents paid on the CPUs as income to the Executive when paid.

     6. CERTAIN RIGHTS IN CONNECTION WITH AN INITIAL PUBLIC OFFERING. Following an IPO, the Executive shall, on the first anniversary of the IPO, receive a distribution of Common Shares with respect to one-eighth (1/8th) of the CPUs credited to his Account, and with respect to an additional one-eighth (1/8th) of such CPUs at the beginning of each calendar quarter thereafter. The Executive shall have the rights to Transfer (as defined in the Stockholders' Agreement) the Common Shares so distributed to him as provided in the Stockholders' Agreement.

     7. EQUITABLE ADJUSTMENTS. Notwithstanding anything to the contrary contained herein, the Committee may, in order to prevent the dilution or enlargement of rights underlying the CPUs and to maintain their direct relation with the economic rights associated with the Convertible Participating Preferred Shares or other securities that underlie the CPUs, make such adjustments to CPUs and in the number of Convertible Participating Preferred Shares or other securities underlying the CPUs due upon conversions or distribution as the Committee in its sole discretion may determine to maintain such rights.

     8. CONFORMITY WITH THE PLAN. This Convertible Preferred Unit Award Unit Agreement is intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). To the extent that there are inconsistencies between this Convertible Preferred Unit Award Agreement and the Plan, the provisions of the Plan shall govern. By executing and returning the enclosed copy of this Convertible Preferred Unit Award Agreement, the Executive hereby acknowledges his receipt of this agreement and the Plan, acknowledges that he has read and understands this agreement and the Plan and acknowledges his agreement to be bound by all of the terms of this Convertible Preferred Unit Award Agreement and the Plan. Capitalized terms that are used, but are not defined herein, shall have the meaning ascribed to such terms in the Plan.

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     9.  STOCKHOLDERS' AGREEMENT. The CPUs and any related Convertible
Participating Preferred Stock shall be subject to the Stockholders' Agreement including, without limitation, Sections 3.5, 3.6, 3.7 and 3.8 thereof. In this connection, the Executive would be entitled to participate with respect to the same proportion of CPUs credited to his Account as Vestar participates with respect to its Convertible Participating Preferred Shares held by such entity.

     10. WITHHOLDING. The Company may require the Executive to tender the amount of any taxes to the Company prior to the issuance of Convertible Participating Preferred Stock or Common Stock in connection with a distribution event described in this Agreement.

     11. COVENANT. The Executive agrees to vote all of the shares of (i) Convertible Participating Preferred Stock underlying the CPUs or (ii) other securities that underlie (a) the CPUs or (b) the shares of Convertible Participating Preferred Stock received upon the distribution of the CPUs (including any Common Stock obtained upon the conversion of such stock), in each case, to the extent that such securities are entitled to vote, in favor of any proposal submitted to the Company's stockholders for approval for the purpose of exempting certain Change in Control payments from the definition of "parachute payments" under Section 280G of the Code, in accordance with the shareholder approval requirements of section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

     12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written

                                        SOLO CUP INVESTMENT CORPORATION


                                        By:
                                           -----------------------------
                                        Title:
                                              --------------------------

          The undersigned hereby acknowledges having read this Convertible Preferred Unit Award Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.


                                              -------------------------
                                              [EXECUTIVE]